Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Equity Trust of our reports dated March 17, 2021, relating to the financial statements and financial highlights, which appear in QS Conservative Growth Fund, QS Defensive Growth Fund, QS Growth Fund and QS Moderate Growth Fund’s Annual Reports on Form N-CSR for the year ended January 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Baltimore, Maryland

May 17, 2021